Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK
General
The following description of the capital stock of Fluence Energy, Inc. (“Fluence,” the “Company,” “we,” “us,” and “our”) and certain provisions of our amended and restated certificate of incorporation, as further amended by the first certificate of amendment and that certificate of retirement thereto (collectively, our “certificate”) and amended and restated bylaws (our “bylaws”) are summaries and are qualified in their entirety by reference to the full text of our amended and restated certificate of incorporation and first certificate of amendment to the amended and restated certificate of incorporation and amended and restated bylaws, each of which is filed as an exhibit to this Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 2024 and filed with the Securities and Exchange Commission on August 8, 2024, and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).
Our certificate authorizes capital stock consisting of:
•1,200,000,000 shares of Class A common stock, par value $0.00001 per share;
•134,325,805 shares of Class B-1 common stock, par value $0.00001 per share;
•200,000,000 shares of Class B-2 common stock, par value $0.00001 per share; and
•10,000,000 shares of preferred stock, par value $0.00001 per share.
Certain provisions of our certificate and our bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock are entitled to receive pro rata our remaining assets available for distribution.
Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock.
Class B-1 and Class B-2 Common Stock

Each share of our Class B-1 common stock entitles its holders to five votes per share and each share of our Class B-2 common stock entitles its holders to one vote per share on all matters presented to our stockholders generally.
Shares of Class B-1 and Class B-2 common stock will be issued in the future only (a) to the extent necessary to maintain a one-to-one ratio between the number of common units of Fluence Energy, LLC (“LLC Interests”) held by the Founders (defined below) and the aggregate number of shares of Class B-1 and Class B-2 common stock issued to the Founders, and (b) in the case of Class B-2 common stock, upon conversion of Class B-1 common stock as described below. Shares of Class B-1 and Class B-2 common stock are transferable only together with an equal number of LLC Interests. Only permitted transferees of LLC Interests held by the Founders are permitted transferees of Class B-1 and Class B-2 common stock. “Founders” means, collectively, the holders of LLC Interests (other than the Company) and our Class B-1 common stock, including AES Grid Stability, LLC, Siemens Industry, Inc., and their respective subsidiaries, who may, at each of their respective options, in whole or in part from time to time, require Fluence Energy, LLC to redeem their LLC Interests (along with an equal number of shares of Class B-1 common stock or Class B-2 common stock, as the case may be (and such shares shall be immediately cancelled)) for, at our election (determined solely by our independent directors (within the meaning of the rules of the Nasdaq) who are disinterested), cash or newly-issued shares of our Class A common stock.
Holders of shares of our Class B-1 and Class B-2 common stock vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or our certificate.
Holders of our Class B-1 and Class B-2 common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class B-1 and Class B-2 common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B-1 or Class B-2 common stock. Any amendment of our certificate that gives holders of our Class B-1 or Class B-2 common stock (1) any rights to receive dividends or any other kind of distribution, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class.
Each outstanding share of Class B-1 common stock will automatically convert into one share of Class B-2 common stock upon the earliest of (1) any transfer by a Founder of such shares of Class B-1 common stock other than to an affiliate of such Founder, (2) with respect to each Founder and its affiliates, 5:00 p.m. (New York City time) on a date fixed by our board of directors that is not less than 60 days nor more than 180 days following the date that such Founder, together with its affiliates, ceases to hold an aggregate number of shares of all classes of our common stock representing at least 20% of the aggregate number of all outstanding shares of all classes of our common stock, and (3) 5:00 p.m. (New York City time) on the date that is seven years following the closing of our initial public offering of Class A common stock. In addition, upon the filing of the first certificate of amendment to our amended and restated certificate of incorporation on December 22, 2022, holders of our Class B-1 common stock are permitted to convert shares of Class B-1 common stock into shares of Class B-2 common stock at a one-to-one ratio at any time at the option of such holder.
Following exercise of its redemption rights by Siemens Industry, Inc. of its LLC Interests on June 30, 2022, together with the corresponding cancellation of an equivalent number of shares of our Class B-1 common stock, and our election to settle the redemption through issuance of shares of Class A common stock to Siemens Industry, Inc. (the "Redemption"), AES Grid Stability, LLC currently holds 100% of the outstanding shares of our Class B-1 common stock.

No shares of our Class B-2 common stock are outstanding.

Preferred Stock
The total of our authorized shares of preferred stock is 10,000,000 shares. We have no shares of preferred stock outstanding.
Our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.
Registration Rights
    In connection with our initial public offering in October 2021, we entered into a Registration Rights Agreement with certain of the Continuing Equity Owners (as defined below) pursuant to which such parties have specified rights to require us to register for resale all or a portion of their shares of Class A common stock under the Securities Act of 1933, as amended (the “Securities Act”). "Continuing Equity Owners" originally consisted of AES Grid Stability, LLC, Siemens Industry, Inc., and Qatar Holding LLC and each of their respective subsidiaries. Following the Redemption, Siemens Industry, Inc. effected an internal transfer of its interests in 58,586,695 shares of Class A common stock held by Siemens Industry, Inc. to Siemens AG and Siemens AG executed a Registration Rights Joinder, becoming a party to the Registration Rights Agreement. On September 29, 2022, Siemens AG effected an internal transfer of its interest in 18,848,631 shares of Class A common stock held by Siemens AG to Siemens Pension-Trust E.V. and Siemens Pension-Trust E.V. executed a Registration Rights Joinder, becoming a party to the Registration Rights Agreement. On December 19, 2023, Siemens Pension-Trust E.V. effected an internal transfer of all of its outstanding shares of Class A common stock to SPT Invest Management, Sarl and SPT Invest Management, Sarl executed a Registration Rights Joinder, becoming a party to the Registration Rights Agreement.
Forum Selection
    Our certificate provides that (A) (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for or based on breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any current or former director, officer, employee, agent or stockholder of the Company arising pursuant to any provision of the DGCL, our certificate or our bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended.
Dividends
The DGCL permits a corporation to declare and pay dividends out of "surplus" or, if there is no "surplus," out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. "Surplus" is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders, and any other factors our board of directors may consider relevant.
Anti-Takeover Provisions
Our certificate and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but unissued shares.
The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by Nasdaq rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions, employee benefit plans and funding of redemptions of LLC Interests. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Limitation on Action by Written Consent

Our certificate of incorporation provides that from and after the date on which the aggregate number of outstanding shares of Class B-1 and Class B-2 common stock, voting together as a single class, cease to represent at least 50% of the total voting power of the outstanding shares of our capital stock, holders of our common stock will not be able to act by written consent without a meeting.
Special meetings of stockholders.
Our bylaws provide that from and after the date on which the aggregate number of outstanding shares of Class B-1 and Class B-2 common stock, voting together as a single class, cease to represent at least 50% of the total voting power of the outstanding shares of our capital stock, only the chairperson of our board of directors or a majority of our board of directors may call special meetings of our stockholders.
Advance notice requirements for stockholder proposals and director nominations.
In addition, our bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting. Notwithstanding anything contained in our bylaws to the contrary, such advance notice procedures shall not apply to a stockholder exercising its rights to designate persons for nomination for election to our board of directors in accordance with the provisions of the Stockholders Agreement for so long as it remains in effect.
Amendment of certificate of incorporation or bylaws.
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate and bylaws provide that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, is required to amend certain provisions of our certificate, including provisions relating to amending our bylaws, the size of our board, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive forum.
Section 203 of the DGCL.
We have opted out of Section 203 of the DGCL. However, our certificate contains provisions that are similar to Section 203. Specifically, our certificate provides that, subject to certain exceptions, we will not be able to engage in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a manner prescribed in our certificate. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person, provided that the Founders and certain of their related parties and their respective direct and indirect transferees shall not be considered “interested stockholders.”
Limitations on Liability and Indemnification of Officers and Directors
    Our certificate and bylaws provide indemnification for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Prior to the consummation of the Transactions, we intend to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Corporate Opportunity Doctrine
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to any director or stockholder who is not employed by us or our subsidiaries. Our certificate provides that, to the fullest extent permitted by law, any director or stockholder who is not employed by us or our affiliates does not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if any director or stockholder who is not employed by us or our subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity, unless such opportunity was expressly offered to them solely in their capacity as a director, executive officer or employee of us or our affiliates. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (1) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the certificate, (2) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we have an interest or expectancy in such transaction or opportunity, and (4) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our certificate does not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of Fluence Energy, Inc.
Dissenters' Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders' Derivative Actions
    Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
    The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.
Trading Symbol and Market
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol "FLNC".